Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED FINANCIAL ADVISORY AGREEMENT

This AMENDED AND RESTATED FINANCIAL ADVISORY AGREEMENT (this “Agreement”), dated as of July 17, 2012, is between Avista Capital Holdings, LP, a Delaware limited partnership (“Avista”) and Racecar Holdings, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company and Avista each desire to amend and restate in its entirety that certain Financial Advisory Agreement, dated as of May 1, 2006, between Avista and the Company, pursuant to which, among other things, the Company paid to Avista a quarterly management fee equal to $250,000 per quarter, plus certain out-of-pocket fees and expenses, in advance on or about each December 31, March 31, June 30 and September 30; and

WHEREAS, the Company desires to continue to retain Avista, and Avista desires to continue to perform for the Company certain advisory and consulting services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Services. Avista shall perform or cause to be performed, in the ordinary course of this Agreement, such services for the Company (and any of its direct and indirect subsidiaries) as directed by the Company’s Board of Directors (the “Board”) and agreed to by Avista, which may include, without limitation, the following:

(a)                                 general advisory services in relation to the Company and its subsidiaries’, if any, management and business;

(b)                                 identification, analysis, support and negotiation of acquisitions and dispositions;

(c)                                  analysis, support and negotiation of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)                                 finance functions, including assistance in the preparation of financial projections; and

(e)                                  strategic planning functions, including evaluating major strategic alternatives.

2.                                   Management Fee and Transaction Fees.

(a)           The Company shall pay to Avista a quarterly management fee equal to $375,000 per quarter, (the “Management Fee”), plus the reasonable out-of-pocket fees and expenses of Avista or any of its affiliates incurred in connection with rendering services hereunder, including the costs of directors’ and officers’, and employee practices liability insurance coverage. The quarterly period to which the Management Fee relates shall be those periods ending on and including each March 31, June 30, September 30 and December 31. The Management Fee payable with respect to each such quarterly period shall be paid in advance upon each December 31, March 31, June 30 and September 30 (or such business day closest thereto); provided that, upon the consummation of the Merger (as defined below), the Company shall make an additional payment of $125,000 of Management Fee paid with respect to the quarterly period ending September 30, 2012. Any accrued and unpaid fees shall be paid upon any termination of this Agreement.

(b)                            Upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 18, 2012, by and among WideOpenWest Finance, LLC, Kingston Merger Sub, Inc. and Knology, Inc., dated as of April 18, 2012, as amended (the “Merger”), the Company shall pay to Avista transaction and commitment fees in an aggregate amount of $6,000,000.00.

(c)                             Upon any transaction entered into by the Company or one or more of its Affiliates in which Avista has provided advice and assistance to the Company (other than a transaction constituting a “Change of Control”), Avista shall be entitled, in addition to receiving the Management Fee, to receive from the Company reasonable and customary advisory fees for such advice and services as Avista may provide which may include assisting with the preparation and presentation of offering memoranda and other data and assisting with the process, structuring and negotiation of any resulting transaction or issuance. For the purposes hereof, “Change of Control” shall have the meaning attributed to it in that certain Credit Agreement for the $2,120,000,000 senior first lien credit facilities, as in effect from time to time, by and among WideOpenWest Finance LLC, a Delaware limited liability company, as borrower; Racecar Acquisition, LLC, a Delaware limited liability company, WideOpenWest Cleveland, Inc., WideOpenWest Illinois, Inc., WideOpenWest Networks, Inc., WideOpenWest Ohio, Inc. and WOW Sigecom, Inc., as parent guarantors; Credit Suisse, Cayman Islands Branch, as Administrative Agent; Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents; RBC Capital Markets and Suntrust Robinson Humphrey, Inc., as Joint Bookrunners and Co-Syndication Agents; and the certain lenders party thereto from time to time.

3.                                      Corporate Opportunity. No Manager (as defined in the Company’s Fourth Amended and Restated Operating Agreement) who is employed with, a member of, or a consultant to any entity affiliated with Avista (other than the Company or any of its subsidiaries) shall have any duty or obligation to bring any “corporate opportunity” to the Company.

4.                                      Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. Avista shall be an independent contractor pursuant to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

5.                                      Term. This Agreement shall terminate on the earlier to occur of (a) 10 years from the date hereof, or (b) the date upon which the Company pays to Avista all amounts that would otherwise be payable pursuant to this Agreement through the 10th anniversary of the date hereof.

6.                                      Liability and Indemnity. Neither Avista nor any of its affiliates, members, partners, employees, consultants or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense is caused by gross negligence or willful misconduct on the part of Avista, its affiliates, members, partners, employees, consultants or agents acting within the scope of their employment or authority. The Company shall defend, indemnify and hold harmless Avista, its affiliates, members, partners, employees, consultants and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a “Claim”) by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including reasonable attorneys’ fees) (collectively, “Claims”), resulting from any act or omission of Avista, its affiliates, members, partners, employees, consultants or agents, other than for Claims caused by the gross negligence or willful misconduct of Avista, its affiliates, members, partners, employees, consultants or agents. The Company and its subsidiaries, if any, shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its subsidiaries, if any, and any of Avista, its affiliates, members, partners, employees, consultants or agents or in which any of Avista, its affiliates, members, partners, employees, consultants or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Avista, its affiliates, members, partners, employees, consultants or agents, except that if such damage is the result of gross negligence or willful misconduct by Avista, its affiliates, members, partners, employees, consultants or agents acting within the scope of their employment or authority, then Avista shall reimburse the Company for the costs of defense and other costs incurred by the Company.

7.                                      Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

To the Company:

Racecar Holdings, LLC

c/o Avista Capital Holdings, LP

65 East 55th Street, 18th Floor

New York, NY 10022 Attention:

David Burgstahler Facsimile

No.: (212) 593-6921

To Avista:

c/o Avista Capital Holdings, LP

65 East 55t1 Street, 18th Floor

New York, NY 10022

Attention: David Burgstahler

Facsimile No.: (212) 593-6921

with a copy (which shall not constitute notice to Avista) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jai Agrawal and Joshua Kogan

Facsimile No.: (212) 446-6460

8.                                   Disclaimer; Limitation of Liability.

(a)                                 Disclaimer. Avista makes no representation or warranties, express or implied, in respect of the services to be provided by it hereunder.

(b)                                 Limitation of Liability. In no event will any party hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based on contract, tort or otherwise), relating to the services to be provided by Avista hereunder.

9.                                   Miscellaneous.

(a)                                 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)                                 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)                                  Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)                                 Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, Avista may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Company.

(e)                                  Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.

(f)                                   Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(g)                                  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h)                                 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)                                     Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Avista.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Financial Advisory Agreement as of the date first written above.

RACECAR HOLDINGS, LLC

By:
Name:	Ben Silbert
Its:	Secretary

AVISTA CAPITAL HOLDINGS, L.P.

By:	Avista Capital, Inc.
Its:	General Partner

By:
Name:	Ben Silbert
Its:	Secretary

Signature Page to

Amended and Restated Financial Advisory Agreement